Exhibit 16.1

July 10, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:
We have read the statements made by Natural Gas Services Group, Inc. included under Item 4.01 of its Current Report on Form 8-K dated July 9, 2026 to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm contained therein.
Sincerely,
/s/ Ham, Langston & Brezina, L.L.P.